Exhibit 10.2

CORPORATE SERVICES AGREEMENT

FOR TEMPORARY CASINO

Bally’s Management Group, LLC and Bally’s Chicago Operating Company, LLC

This CORPORATE SERVICES AGREEMENT (the “Agreement”) dated as of August 30, 2023 (the “Effective Date”) is made by and between Bally’s Management Group, LLC (“BMG,”), a Delaware limited liability company with an address of 100 Westminster Street, Providence, RI 02903 and Bally’s Chicago Operating Company, LLC (“Chicago OpCo”), a Delaware limited liability company with an address of 600 N. Wabash Avenue, Chicago, IL 60611.

WHEREAS, BMG and Chicago OpCo are both subsidiaries of Bally’s Corporation; and

WHEREAS, Chicago OpCo has determined it to be in its best interests, and those of its stockholders, customers, suppliers, creditors, and other persons and entities having an interest in Chicago OpCo, to operate efficiently, successfully and profitably and to avail itself of certain administrative and corporate services of BMG; and

WHEREAS, Chicago OpCo further recognizes that BMG is entitled to be reasonably compensated for the value of such services; and

WHEREAS, the parties hereto, by entering into this Agreement, do not intend to abrogate, negate or withdraw any of the authority, duties, or responsibilities of the officers and managers of Chicago OpCo at any time, nor do the parties intend that BMG will be provide any casino or other management services regarding the operations of Chicago OpCo; and

WHEREAS, the parties have agreed, based upon the foregoing considerations, that Chicago OpCo requires, and that BMG has agreed to provide, the services described in Schedule 1 hereto (the “Services”) on the terms and conditions herein contained; and

WHEREAS, the senior management of Chicago OpCo has reviewed this Agreement carefully, has availed itself to the extent it deemed necessary and appropriate of the advice and services of financial and legal advisers, and has in consultation with such advisers discussed with management of BMG its need for the Services, BMG’s ability to deliver such Services, and the fairness and reasonableness of the fees to be paid for such Services, and has satisfied itself by its own independent examination of this Agreement and of all facts and opinions deemed relevant to it in its exercise of its prudent and independent business judgment, as to the fairness and reasonableness of the terms and conditions of this Agreement, and has determined this Agreement to be fair and reasonable and in the best interests of Chicago OpCo and its stockholders, employees, customers, suppliers, creditors, and all other persons having an interest in Chicago OpCo being operated efficiently, successfully, and profitably.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	SERVICES

During the Term (as defined in Article 3), BMG will make the Services available to Chicago OpCo at its temporary casino location of 600 N. Wabash Avenue, Chicago, IL 60611 (“Temporary Casino”). Under this Agreement, the parties agree that BMG may deliver some or all of the Services hereunder by and through BMG’s subsidiaries. BMG and Chicago OpCo expressly agree that BMG is not a Casino Manager as defined in the Host Community Agreement between the City of Chicago and Chicago OpCo dated as of June 9, 2022 (the “HCA”), and BMG is not hereby engaged to manage or operate the Casino or the Casino Gaming Operations (as such terms are defined in the HCA).

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2.	FEE; REIMBURSEMENT OF DIRECT ATTRIBUTABLE COSTS

2.1.	Fee.

In consideration of the Services rendered hereunder, BMG shall receive the fee described in Schedule 2 hereto for each month or part thereof included within the Term (the “Fee”).

2.2.	Reimbursement of Direct Attributable Costs.

Chicago OpCo acknowledges that BMG may incur, from time to time, certain direct costs in providing the Services and that such costs are in addition to the Fee (the “Direct Attributable Costs”). Such Direct Attributable Costs may include the salaries, burden, overhead and other operating costs of BMG for providing the Services, and any direct costs incurred on behalf of Chicago OpCo with third parties providing such Services to BMG; where feasible, such third-party costs shall be directly invoiced to Chicago OpCo. Chicago OpCo agrees to reimburse BMG via cash for such Direct Attributable Costs without markup. BMG agrees to invoice Chicago OpCo for the Direct Attributable Costs Allocation on a monthly basis, which such invoice will provide a detailed description of the costs incurred.

3.	TERM AND TERMINATION

The initial term of this Agreement shall commence on the Effective Date and continue for a period of two (2) years (“Initial Term”). Thereafter, so long as the Temporary Casino is licensed to continue operations, this Agreement shall automatically renew for subsequent renewal terms of one (1) year each, (a “Renewal Term”). As appropriate, “Term” shall mean the Initial Term and all Renewal Terms. This Agreement shall automatically terminate when the Temporary Casino permanently closes, unless BMG provides Chicago OpCo written notice of its desire to terminate this Agreement sooner.

4.	MISCELLANEOUS

4.1	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party shall assign any or all of its rights, obligations or interests in the Agreement without the prior written consent of the other party.

4.2	Waiver. No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy, except as otherwise herein provided. No delay on the part of any party in the exercise of any right or remedy hereunder shall operate as a waiver thereof.

4.3	Severability. If any of the provisions of the Agreement shall be held invalid by a court of competent jurisdiction or by any governmental agency having the power to approve or disapprove this Agreement, such adjudication shall not affect the validity or enforceability of the remaining portions of this Agreement.

4.4	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, including such laws with respect to conflicts of laws.

4.5	Corporate Authority. Each party hereto represents and warrants that it has all requisite corporate authority and power to enter into this Agreement and to fulfill its respect obligations hereunder.

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4.6	Entire Agreement; Modification. This Agreement together with the Schedules attached hereto constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all other agreements and undertakings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified, altered, or waived, in whole or in part except by a subsequent writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BALLY’S MANAGEMENT GROUP, LLC		BALLY’S CHICAGO OPERATING COMPANY, LLC

By:	/s/ Craig Eaton	By:	/s/ Ameet Patel
Name:	Craig Eaton	Name:	Ameet Patel
Title:	Senior VP and Secretary	Title:	President

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SCHEDULE 1

THE SERVICES

BMG shall provide to Chicago OpCo general administrative and corporate support services, including by way of example, but not limitation, the services described below:

•	Production of reports as required to meet all external reporting requirements, but excluding any gaming reporting requirements of Chicago OpCo
•	Certain financial services, including banking services, investor relations assistance, financial reporting, press releases and public information filings
•	Internal auditing services and coordination with BMG’s outside independent public accounting firm
•	SEC filing and other regulatory filing assistance
•	Accounting services
•	Treasury and capital market related services
•	Risk management services, including the reporting and tracking of general liability and workers’ compensation claims
•	Insurance coverage within BMG group policies, which may include participation in a captive insurance program as may be considered by BMG and its affiliates during the Term
•	Tax services
•	Legal services
•	Development related coordination services, including assistance with development consultants
•	Design and construction services
•	Marketing services
•	Human Resources support services
•	Internal compliance services
•	Government relation services
•	Public relations services

SCHEDULE 2

FEE and REIMBURSEMENT OF DIRECT ATTRIBUTABLE COSTS

Chicago OpCo shall pay BMG a flat Fee of Five Million Dollars ($5,000,000.00) per month.

The Fee shall be paid in advance by the first (1st) of each month, and the Direct Attributable Costs shall be paid in arrears by the first (1st) of the next month with a true-up for any overage or underage of Direct Attributable Costs after quarter end.

The Fee will NOT be prorated for the days in the month when the Temporary Casino actually opens but shall begin during the first month that the Temporary Casino is scheduled to open.

It is the intent of the parties that the foregoing Fee reflects current market rates for the Services, and such rates may be reviewed and adjusted accordingly by mutual agreement of the parties from time to time during the Term and as required by Section 482 of the Internal Revenue Code.

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